Filed pursuant to Rule 424(b)(3)
Registration No. 333-275461

PROSPECTUS SUPPLEMENT NO. 4
(To Prospectus dated March 22, 2024)

Diebold Nixdorf, Incorporated

This prospectus supplement no. 4 supplements the prospectus, dated March 22, 2024, relating to up to 19,511,852 shares of our common stock, $0.01 par value per share (the “Common Stock”), which may be offered for sale by the selling stockholders identified in “Selling Stockholders” in the prospectus. This prospectus supplement no. 4 is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. If there is any inconsistency between the information in the prospectus and this prospectus supplement no. 4, you should rely on the information in this prospectus supplement no. 4.

Investing in the Common Stock involves risks. See “Risk Factors” beginning on page 3 of the prospectus.
This prospectus supplement no. 4 is filed for the purpose of including in the prospectus information contained in the attached Specialized Disclosure Report on Form SD, which was filed with the Securities and Exchange Commission on May 31, 2024.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 4 is May 31, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________________

FORM SD
Specialized Disclosure Report
_______________________

Diebold Nixdorf, Incorporated
(Exact name of registrant as specified in its charter)

Delaware	1-4879	34-0183970

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Orchard Avenue NE, North Canton, OH		44720-2556

(Address of principal executive offices)		(Zip Code)

Susan Malcolm, Vice President, Chief Ethics and Compliance Officer (330) 490-4000

(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2023.
☐ Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended _______________.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

Diebold Nixdorf, Incorporated (including its consolidated subsidiaries, the “Company”) is filing this Form SD pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1, 2023 to December 31, 2023.

The brief description of the Company’s reasonable country of origin inquiry (“RCOI”), the results of its RCOI, and the determination the Company reached as a result of its RCOI are included in its Conflict Minerals Report, attached as an exhibit to this Form SD.

A copy of the Company’s Conflict Minerals Report is filed as Exhibit 1.01 hereto and is publicly available at https://www.dieboldnixdorf.com/en-us/about-us/esg. The content on, or accessible through, any website referred to in this Form SD is not incorporated by reference into this Form SD unless expressly noted.

Item 1.02 Exhibit

A copy of the Company’s Conflict Minerals Report as required by Item 1.01 is filed as Exhibit 1.01 hereto.

Section 2 - Resource Extraction Issuer Disclosure

Item 2.01 Resource Extraction Issuer Disclosure and Report

Not applicable.

Section 3 - Exhibits

Item 3.01 Exhibits

The following exhibit is filed as part of this report:

Exhibit
Number	Description
1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Diebold Nixdorf, Incorporated

May 31, 2024	By:	/s/ Elizabeth C. Radigan
		Name:	Elizabeth C. Radigan
		Title:	Executive Vice President, Chief Legal Officer and Secretary

CONFLICT MINERALS REPORT

Diebold Nixdorf, Incorporated
For the Year Ended December 31, 2023

Introduction
This Conflict Minerals Report (the “Report”) of Diebold Nixdorf, Incorporated, including its consolidated subsidiaries (“we,” “our,” “Diebold Nixdorf,” or the “Company”) is filed as an exhibit to Form SD as required by Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1, 2023 through December 31, 2023 (the “Reporting Period”).1

Based on existing guidance from the SEC, this Report has not been audited, nor is an independent private sector audit required for this Report.

Company Overview
Diebold Nixdorf, Incorporated automates, digitizes and transforms the way people bank and shop. As a partner to the majority of the world’s top 100 financial institutions and top 25 global retailers, our integrated solutions connect digital and physical channels conveniently, securely and efficiently for millions of consumers each day. Diebold Nixdorf has a presence in more than 100 countries with approximately 21,000 employees worldwide.

__________________________________
1 Forward-looking statements contained in this Report are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. Statements in this Report that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements, including statements related to Diebold Nixdorf’s compliance efforts and expected actions identified in this Report. These forward-looking statements are subject to various risks, uncertainties, and assumptions, including, among other matters, our customers’ requirements to use certain suppliers, our suppliers’ responsiveness and cooperation with our due diligence efforts, our ability to implement improvements in our conflict minerals program, and our ability to identify and mitigate related risks in our supply chain. If one or more of these or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see Diebold Nixdorf’s other filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent Quarterly Reports on Form 10-Q. Diebold Nixdorf makes these statements as of the date of this disclosure and undertakes no obligation to update them unless otherwise required by law.

Reasonable Country of Origin Inquiry
Diebold Nixdorf identified the potential use of certain necessary minerals (i.e., gold, columbite-tantalite (coltan), cassiterite, wolframite, and their derivatives, which are limited to tantalum, tin, and tungsten) (“Conflict Minerals”) in the production of Diebold Nixdorf manufactured or contracted to manufacture products. Therefore, for the Reporting Period, a good faith, reasonable country of origin inquiry (“RCOI”) was undertaken to determine if any of the necessary Conflict Minerals contained in our products originated in the Democratic Republic of the Congo or an adjoining country (“Covered Country”) or came from recycled or scrap sources.

Our process for the Reporting Period was as follows:

We identified relevant global suppliers to survey if they matched the following criteria: (a) a spend value of $100,000 or more in calendar year 2023 and (b) provided parts and materials directly to Diebold Nixdorf that were used for the manufacturing of, or contracting to manufacture, our products (“Direct Suppliers”). After identifying the relevant suppliers, we provided each of them with an email in which we reiterated Diebold Nixdorf’s dedication to supply chain transparency, provided our Supplier Code of Conduct, and instructed the Direct Suppliers to complete the most current version Conflict Minerals Reporting Template (“CMRT”) developed by the former Conflict-Free Sourcing Initiative, now Responsible Mineral Initiative (“RMI”). We reviewed the responses for completeness, accuracy, and consistency. When we determined that our Direct Suppliers’ responses contained information that we believed to be incomplete, inaccurate, or contained potentially inconsistent responses, we followed up with those Direct Suppliers by e-mail or phone to seek additional information or clarification about those responses.

Applying these criteria, we identified 178 Direct Suppliers, which constituted approximately 98% of our global direct manufacturing spend in 2023. We have maintained this level of visibility year-over-year. As of the time of this Report, we received responses from 171 of 178 of our Direct Suppliers. Each year, Diebold Nixdorf has taken steps to increase its supplier’s response rates.

Based on both the CMRT responses and Diebold Nixdorf’s RCOI response validation and data collection, we conclude that there is a possibility that certain of the Conflict Minerals in our manufactured or contracted to manufacture products for the Reporting Period may have originated in a Covered Country and are not from recycled or scrap sources. Accordingly, we performed due diligence in an effort to determine the source and chain of custody of these necessary Conflict Minerals.

Due Diligence
Design of Due Diligence
Diebold Nixdorf’s due diligence process was designed to conform, in all material respects, with the framework in the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, 2016, and the related Supplements for tin, tantalum, and tungsten and for gold (“OECD Guidance”), as it relates to Diebold Nixdorf’s position in the supply chain as a “downstream” purchaser.

Due Diligence Measures Performed

The following is a description of the due diligence measures we performed for the Reporting Period in accordance with the OECD Guidance.

OECD Step 1: Establish and Maintain Strong Company Management Systems

Diebold Nixdorf maintains a Sustainability Committee (the “Committee”) which amongst its other objectives sets and manages our objectives and processes regarding Conflict Minerals. A program manager is responsible for executing on the Committee’s objectives.
Diebold Nixdorf’s Conflict Minerals Policy (the “Policy”) sets forth our internal compliance requirements regarding Conflict Minerals. The Policy, which is reviewed annually, is publicly available on our company website at: https://www.dieboldnixdorf.com/-/media/diebold/files/about-us/corporate-responsibility/conflict-minerals-policy.pdf. The content of any website referred to in this Report is not incorporated by reference in this Report. Pursuant to the Policy, we record and retain all information and findings from the RCOI and due diligence process for five years in a centralized electronic Company system.

All Direct Suppliers are required to support a sustainable and transparent supply chain and conduct due diligence on their own supply chains, among other things. In addition, all Direct Suppliers are required to comply with the Supplier Code of Conduct, which is available on our company website at: https://investors.dieboldnixdorf.com/governance/policies-and-charters/default.aspx. Our template Supplier Contract requires Direct Suppliers to adhere to our Supplier Code of Conduct and we also ask each Direct Supplier to agree to this as part of our onboarding process. Suppliers, any other third party and employees are encouraged to utilize our grievance mechanisms to report concerns or violations of Diebold Nixdorf’s Code of Business Ethics, Supplier Code of Conduct, or other internal policies, including our Conflict Minerals Policy. Suppliers and employees may contact Diebold Nixdorf’s sourcing managers, our ethics and compliance team, or the Diebold Nixdorf Ethicspoint hotline, which is available at

https://secure.ethicspoint.com/domain/media/en/gui/2013/index.html to make such reports.

OECD Step 2: Identify and Assess Risks in the Supply Chain

After we received CMRT or other responses from our Direct Suppliers, we utilized internal automated and manual systems (“the System”) to organize, sort, and analyze all CMRT data provided by Direct Suppliers.
When incomplete or non-responsive information was received, we sent follow up e-mail reminders to the Direct Supplier. If we did not receive sufficient information after e-mail reminders, the Direct Supplier was escalated to its Diebold Nixdorf sourcing manager, who was responsible for communicating directly with the Direct Supplier to resolve outstanding issues. Completed CMRTs and other responses were then loaded into our System.

OECD Step 3: Design and Implement a Strategy to Respond to Identified Risks

We reviewed Direct Supplier responses for smelter and refiner information and compared that information to the list of smelters and refiners that have received a “conformant” designation from the RMI’s Responsible Minerals Assurance Process (“RMAP”), which was formerly referred to as the Conflict-Free Smelter Program or CFSP. We reported the status of the survey and due diligence results to our Chief Ethics & Compliance Officer.

OECD Step 4: Carry out Independent Third-Party Audit of Smelter’s/Refiner’s Due Diligence Practices

We do not have direct relationships or communications with smelters or refiners of Conflict Minerals and thus we do not carry out audits of these facilities. Instead, we urge our Direct Suppliers to gather information from their suppliers and the rest of their supply chain in order to accurately complete the CMRT.

OECD Step 5: Report Annually on Supply Chain Due Diligence

We report on our conflict minerals due diligence annually by making our Form SD and this Report publicly available on our website at https://www.dieboldnixdorf.com/en-us/about-us/esg/. Also, our Form SD (including this Report) is filed with the SEC.

Results of Review

Facilities Used to Process the Necessary Conflict Minerals
Our Direct Suppliers identified a total of 648 purported smelters and refiners in their CMRT responses. We analyzed and compared the smelters and refiners identified by our Direct Suppliers to RMAP smelter and refiner information. Based on our analysis, as of May 17, 2024, we determined that 239 were designated conformant and active by the RMAP.

Most of our Direct Suppliers provided their responses at a company level and, although some of the Direct Suppliers provided product-level responses, we were unable to determine whether a particular smelter or refiner named in the responses processed the necessary Conflict Minerals in our products.

The facilities identified by our Direct Suppliers that may have processed the Conflict Minerals contained in our products include, but may not be limited to, the RMAP conformant smelters and refiners listed in Table 1.

Country of Origin of Our Necessary Conflict Minerals

Using the RMI RCOI Data Document (content from RMI http://www.responsiblemineralsinitiative.org/conformant-smelter-refiner-lists/ as of May 17, 2024), we were able to gather information about countries of origin associated with the RMAP conformant smelters and refiners named by our Direct Suppliers, but we are not able to determine the country of origin of the specific Conflict Minerals contained in the products we purchased from our Direct Suppliers. According to the information available to us from the RMI, the list of countries of origin associated with the RMAP conformant smelters and refiners listed on Table 1 is attached hereto as Table 2.

Efforts to Determine the Mine or Location of Origin

We have determined that the most reasonable effort we can make to determine the mines or locations of origin of our Conflict Minerals with the greatest possible specificity is to seek information from our Direct Suppliers about the smelters and refiners and the countries of origin of the Conflict Minerals in the products we purchase from them and urge that our Direct Suppliers do the same with their direct suppliers. We must rely on our Direct Suppliers and indirect suppliers to provide information about the mine or location of origin of the necessary Conflict Minerals in our products.

Future Steps to Mitigate Risk
In 2024, we expect to continue the due diligence measures described in this report and improve our efforts to obtain better visibility into our supply chain through the use of CMRT surveys and analysis of Direct Supplier smelter/refiner and country of origin information. We will continue to urge our Direct Suppliers to investigate their supply chains to clarify and eliminate all undetermined or unknown responses. Internally, we expect to continue making improvements and investment into our toolbox for data intake and analysis to increase response rates from our suppliers, historically exceeding 90%. And finally, we expect to process outstanding responses from Direct Suppliers we received after the cut-off date relating to this Reporting Period as part of our ongoing Conflict Minerals program.

TABLE 1

Metal	Smelter Name	Smelter Country
Gold	L'Orfebre S.A.	ANDORRA
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	Coimpa Industrial LTDA	BRAZIL
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Royal Canadian Mint	CANADA
Gold	Planta Recuperadora de Metales SpA	CHILE
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Shandong Gold Smelting Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Gold by Gold Colombia	COLOMBIA
Gold	SAFINA A.S.	CZECH REPUBLIC
Gold	WEEEREFINING	FRANCE
Gold	Agosi AG	GERMANY
Gold	Aurubis AG	GERMANY
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Germany GmbH Co. KG	GERMANY
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	Chimet S.p.A.	ITALY
Gold	Italpreziosi	ITALY
Gold	T.C.A S.p.A	ITALY
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Chugai Mining	JAPAN

Gold	Dowa	JAPAN
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Japan Mint	JAPAN
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Yamakin Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Kazzinc	KAZAKHSTAN
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF
Gold	LS MnM Inc.	KOREA, REPUBLIC OF
Gold	LT Metal Ltd.	KOREA, REPUBLIC OF
Gold	NH Recytech Company	KOREA, REPUBLIC OF
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF
Gold	Torecom	KOREA, REPUBLIC OF
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	REMONDIS PMR B.V.	NETHERLANDS
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA

Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Boliden Ronnskar	SWEDEN
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	MKS PAMP SA	SWITZERLAND
Gold	PX Precinox S.A.	SWITZERLAND
Gold	Valcambi S.A.	SWITZERLAND
Gold	Solar Applied Materials Technology Corp.	TAIWAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY
Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	Materion	UNITED STATES OF AMERICA
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Tantalum	AMG Brasil	BRAZIL
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	CMT Rare Metal Advanced Materials (Hunan) Co., Ltd.	CHINA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	RFH Metals & Chemicals Co., Ltd.	CHINA
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	CHINA

Tantalum	Smelter not listed	CHINA
Tantalum	V&D New Materials (Jiangsu) Co., Ltd.	CHINA
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA
Tantalum	XIMEI RESOURCES(GUIZHOU) TECHNOLOGY CO., LTD.	CHINA
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	Smelter not listed	GERMANY
Tantalum	TANIOBIS GmbH	GERMANY
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Taki Chemical Co., Ltd.	JAPAN
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	KEMET de Mexico	MEXICO
Tantalum	PowerX Ltd.	RWANDA
Tantalum	TANIOBIS Co., Ltd.	THAILAND
Tantalum	Smelter not listed	UNITED KINGDOM
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Materion Newton Inc.	UNITED STATES OF AMERICA
Tantalum	QuantumClean	UNITED STATES OF AMERICA
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tin	Aurubis Beerse	BELGIUM
Tin	EM Vinto	BOLIVIA
Tin	Operaciones Metalurgicas S.A.	BOLIVIA
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRAZIL
Tin	Estanho de Rondonia S.A.	BRAZIL
Tin	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Resind Industria e Comercio Ltda.	BRAZIL

Tin	Smelter not listed	BRAZIL
Tin	Super Ligas	BRAZIL
Tin	TRATHO Metal Quimica	BRAZIL
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA
Tin	Mining Minerals Resources SARL	CONGO, DEMOCRATIC REPUBLIC OF THE
Tin	Smelter not listed	GERMANY
Tin	CV Ayi Jaya	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Babel Surya Alam Lestari	INDONESIA
Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT Cipta Persada Mulia	INDONESIA
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Mitra Sukses Globalindo	INDONESIA
Tin	PT Premium Tin Indonesia	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Putera Sarana Shakti (PT PSS)	INDONESIA
Tin	PT Rajawali Rimba Perkasa	INDONESIA
Tin	PT Rajehan Ariq	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Sukses Inti Makmur (SIM)	INDONESIA

Tin	PT Timah Tbk Kundur	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	Dowa	JAPAN
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Rian Resources SDN. BHD.	MALAYSIA
Tin	DS Myanmar	MYANMAR
Tin	Minsur	PERU
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Fenix Metals	POLAND
Tin	Luna Smelter, Ltd.	RWANDA
Tin	Aurubis Berango	SPAIN
Tin	CRM Synergies	SPAIN
Tin	Rui Da Hung	TAIWAN
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	Thaisarco	THAILAND
Tin	Woodcross Smelting Company Limited	UGANDA
Tin	Alpha	UNITED STATES OF AMERICA
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Cronimet Brasil Ltda	BRAZIL
Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	Hubei Green Tungsten Co., Ltd.	CHINA
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CHINA
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA

Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	CHINA
Tungsten	Smelter not listed	CHINA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	Plansee Composite Materials GmbH	GERMANY
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN
Tungsten	Lianyou Resources Co., Ltd.	TAIWAN
Tungsten	Smelter not listed	UNITED KINGDOM
Tungsten	Global Tungsten & Powders LLC	UNITED STATES OF AMERICA
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM
Tungsten	Masan High-Tech Materials	VIET NAM
Tungsten	Tungsten Vietnam Joint Stock Company	VIET NAM

TABLE 2

Country
ANDORRA	POLAND
AUSTRALIA	SINGAPORE
AUSTRIA	SOUTH AFRICA
BELGIUM	SPAIN
BRAZIL	SWEDEN
CANADA	SWITZERLAND
CHILE	TAIWAN
CHINA	TURKEY
COLOMBIA	UNITED STATES OF AMERICA
CZECH REPUBLIC	UZBEKISTAN
FRANCE	ESTONIA
GERMANY	RWANDA
INDIA	THAILAND
INDONESIA	UNITED KINGDOM
ITALY	BOLIVIA
JAPAN	CONGO, DEMOCRATIC REPUBLIC OF THE
KAZAKHSTAN	MALAYSIA
KOREA, REPUBLIC OF	MYANMAR
MEXICO	PERU
NETHERLANDS	UGANDA
PHILIPPINES	VIET NAM